Filed Pursuant to Rule 424(b)(5)

Registration No. 333-258265

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
$750,000,000 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B	$750,000,000	$69,525.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 29, 2021)

Edison International

$750,000,000

5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B

($1,000 Liquidation Preference)

We are offering 750,000 shares of our 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B, with a $1,000 liquidation preference per share, which we refer to as the “Series B Preferred Stock.”

We will pay cash dividends on the Series B Preferred Stock when, as, and if declared by our board of directors, or a duly authorized committee of the board, out of funds legally available for payment, at the rate per annum described below on the liquidation preference of $1,000 per share of the Series B Preferred Stock. Declared dividends on the Series B Preferred Stock will be payable on March 15 and September 15 of each year, commencing on March 15, 2022 (short first dividend period). Dividends on the Series B Preferred Stock will accumulate daily from and including the most recent date as to which dividends have been paid or, if no dividends have been paid, from the original issue date of the Series B Preferred Stock (the “initial issue date”).

The initial dividend rate on the shares of Series B Preferred Stock from and including the initial issue date to but excluding March 15, 2027 (the “First Reset Date”) will be 5.00% per annum. On and after the First Reset Date, the dividend rate on the shares of Series B Preferred Stock for each Reset Period (as defined herein) will be a per annum rate equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Dividend Determination Date (as defined herein), plus a spread equal to (i) in respect of each Reset Period commencing on or after the First Reset Date but before March 15, 2032 (the “First Step-up Date”), 3.901% (the “Initial Margin”); (ii) in respect of each Reset Period commencing on or after the First Step-up Date but before March 15, 2047 (the “Second Step-up Date”), 4.151% (the Initial Margin plus 0.25%); and (iii) in respect of each Reset Period commencing on or after the Second Step-up Date, 4.901% (the Initial Margin plus 1.00%). See “Certain Terms of the Series B Preferred Stock—Dividends.”

The shares of Series B Preferred Stock are perpetual and have no maturity date. We may, at our option, redeem the Series B Preferred Stock:

•

in whole or in part, from time to time, on any day during the period from and including the December 15 immediately preceding each Reset Date (the First Reset Date and the March 15 of every fifth year after 2027 being a “Reset Date”) through and including such Reset Date, at a redemption price in cash equal to $1,000 per share; or

•

in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein), or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $1,020 per share (102% of the liquidation preference of $1,000 per share), plus, in each case, but subject to certain exceptions, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date. See “Certain Terms of the Series B Preferred Stock—Optional Redemption.”

The Series B Preferred Stock will not have any voting rights, except as set forth under “Certain Terms of the Series B Preferred Stock—Voting Rights.”

We intend to use the net proceeds we receive from this offering to either repay commercial paper borrowings or for general corporate purposes. See “Use of Proceeds.”

The shares of Series B Preferred Stock are a new issue of securities with no established trading market. We will not apply to list the Series B Preferred Stock on any securities exchange or to include the Series B Preferred Stock in any automated quotation system.

Investing in the Series B Preferred Stock involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$1,000	$750,000,000
Underwriting discounts and commissions	$10	$7,500,000
Proceeds to us before expenses	$990	$742,500,000

(1)	Plus accumulated dividends, if any, from November 12, 2021.

The underwriters expect that the Series B Preferred Stock will be delivered in global form through the book-entry delivery system of The Depository Trust Company on or about November 12, 2021.

Joint Book-Running Managers

Citigroup	Barclays	Credit Suisse	Mizuho Securities

BNY Mellon Capital Markets, LLC	SMBC Nikko	Truist Securities

Co-Managers

Cabrera Capital Markets LLC	CastleOak Securities, L.P.	C.L. King & Associates
Guzman & Company	Mischler Financial Group, Inc.	Tribal Capital Markets

November 4, 2021

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither we nor the underwriters are making an offer to sell the Series B Preferred Stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our Series B Preferred Stock and certain other matters about us and our financial condition. The second part, the accompanying prospectus, provides general information about our preferred stock and other securities that we may offer from time to time, some of which may not apply to the Series B Preferred Stock we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you to in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Edison International,” “we,” “us,” and “our” mean Edison International, a California corporation and references to “SCE” mean Southern California Edison Company, a California corporation and our wholly owned subsidiary. In this prospectus, we refer to the 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B which are offered hereby as the “Series B Preferred Stock.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents they incorporate by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statement that does not directly relate to a historical or current fact. In this prospectus and elsewhere, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us, include, but are not limited to:

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the ability of SCE to recover its costs through regulated rates, including uninsured wildfire-related and debris flow-related costs, costs incurred to mitigate the risk of utility equipment causing future wildfires, costs incurred to implement SCE’s new customer service system and costs incurred as a result of the COVID-19 pandemic;

•	the ability of SCE to implement its Wildfire Mitigation Plan and capital program;

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risks of regulatory or legislative restrictions that would limit SCE’s ability to implement its Public Safety Power Shutoff Program (“PSPS”) when conditions warrant or would otherwise limit SCE’s operational PSPS practices;

•	risks associated with implementing PSPS, including regulatory fines and penalties, claims for damages and reputational harm;

•	the ability of SCE to maintain a valid safety certification;

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our ability to obtain sufficient insurance at a reasonable cost, including insurance relating to SCE’s nuclear facilities and wildfire-related claims, and to recover the costs of such insurance or, in the event liabilities exceed insured amounts, the ability to recover uninsured losses from customers or other parties;

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extreme weather-related incidents (including events caused, or exacerbated, by climate change, such as wildfires, debris flows, droughts, high wind events and extreme heat events) and other natural disasters (such as earthquakes), which could cause, among other things, public safety issues, property damage, operational issues (such as rotating outages and issues due to damaged infrastructure), PSPS activations and unanticipated costs;

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risk that California Assembly Bill 1054, executed by the Governor of California on July 12, 2019 (“AB 1054”) does not effectively mitigate the significant exposure faced by California investor-owned utilities related to liability for damages arising from catastrophic wildfires where utility facilities are alleged to be a substantial cause, including the longevity of the Wildfire Insurance Fund and the California Public Utilities Commission (“CPUC”) interpretation of and actions under AB 1054, including its interpretation of the new prudency standard established under AB 1054;

•	the ability of SCE to effectively attract, manage, develop and retain a skilled workforce, including its contract workers;

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decisions and other actions by the CPUC, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and other governmental authorities, including decisions and actions related to nationwide or statewide crisis, determinations of authorized rates of return or return on equity, the recoverability of wildfire-related and debris flow-related costs, issuance of SCE’s wildfire safety certification, wildfire mitigation efforts, and delays in executive, regulatory and legislative actions;

•	our or SCE’s ability to borrow funds and access bank and capital markets on reasonable terms;

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risks associated with the decommissioning of San Onofre Nuclear Generating Station, including those related to worker and public safety, public opposition, permitting, governmental approvals, on-site storage of spent nuclear fuel, delays, contractual disputes, and cost overruns;

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pandemics, such as COVID-19, and other events that cause regional, statewide, national or global disruption, which could impact, among other things, our and SCE’s business, operations, cash flows, liquidity and/or financial results and cause us and SCE to incur unanticipated costs;

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physical security of our and SCE’s critical assets and personnel and the cybersecurity of our and SCE’s critical information technology systems for grid control, and business, employee and customer data;

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risks associated with cost allocation resulting in higher rates for utility bundled service customers because of possible customer bypass or departure for other electricity providers such as Community Choice Aggregators, which are cities, counties, and certain other public agencies with the authority to generate and/or purchase electricity for their local residents and businesses and electric service providers;

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risks inherent in SCE’s capital investment program, including those related to project site identification, public opposition, environmental mitigation, construction, permitting, power curtailment costs (payments due under power contracts in the event there is insufficient transmission to enable acceptance of power delivery), changes in the California Independent System Operator (“CAISO”) transmission plans, and governmental approvals;

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risks associated with the operation of electrical facilities, including worker and public safety issues, the risk of utility assets causing or contributing to wildfires, failure, availability, efficiency, and output of equipment and facilities, and availability and cost of spare parts;

•	actions by credit rating agencies to downgrade our or SCE’s credit ratings or to place those ratings on negative watch or negative outlook;

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changes in tax laws and regulations, at both the state and federal levels, or changes in the application of those laws, that could affect recorded deferred tax assets and liabilities and effective tax rate;

•	changes in future taxable income, or changes in tax law, that would limit our and SCE’s realization of expected net operating loss and tax credit carryover benefits prior to expiration;

•	changes in the fair value of investments and other assets;

•	changes in interest rates and rates of inflation, including escalation rates (which may be adjusted by public utility regulators);

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governmental, statutory, regulatory, or administrative changes or initiatives affecting the electricity industry, including the market structure rules applicable to each market adopted by the North American Electric Reliability Corporation, CAISO, Western Electricity Council, and similar regulatory bodies in adjoining regions, and changes in the United States’ and California’s environmental priorities that lessen the importance the state places on greenhouse gas reduction;

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availability and creditworthiness of counterparties and the resulting effects on liquidity in the power and fuel markets and/or the ability of counterparties to pay amounts owed in excess of collateral provided in support of their obligations;

•	cost and availability of labor, equipment and materials;

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potential for penalties or disallowance for non-compliance with applicable laws and regulations, including fines, penalties and disallowances related to wildfires where SCE’s equipment is alleged to be associated with ignition; and

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cost of fuel for generating facilities and related transportation, which could be impacted by, among other things, disruption of natural gas storage facilities, to the extent not recovered through regulated rate cost escalation provisions or balancing accounts.

Additional information about risks and uncertainties, including more detail about the factors described above, is included in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our other filings with the SEC that are incorporated by reference into this prospectus supplement, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed subsequent to that date. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements.

SUMMARY

The following summary is qualified in its entirety by and should be read together with the more detailed information and audited financial statements, including the related notes, contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Edison International

Edison International is the parent holding company of SCE and Edison Energy Group, Inc. SCE is an investor-owned public utility primarily engaged in the business of supplying and delivering electricity to an approximately 50,000 square mile area of southern California. Edison Energy Group, Inc. is a holding company for subsidiaries engaged in competitive businesses that provide energy services to commercial and industrial customers. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

The foregoing information about Edison International is only a general summary and is not intended to be comprehensive. For additional information about Edison International, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus supplement.

The Offering

Issuer	Edison International, a California corporation.

Securities Offered	750,000 shares of our 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B, with a $1,000 liquidation preference per share.

Ranking	The Series B Preferred Stock will rank, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution:

•

senior to our common stock and each other class or series of our stock established after the initial issue date the terms of which do not expressly provide that such class or series will rank senior to or on parity with the Series B Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (collectively, the “junior stock”);

•

on parity with our outstanding 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and each class or series of our stock established after the initial issue date the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (collectively, the “parity stock”);

•

junior to each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution (collectively, the “senior stock”);

•	junior to our existing and future indebtedness and other liabilities; and

•

structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries and stock of our subsidiaries held by third parties, which means that creditors of our subsidiaries and any third parties holding capital stock of our subsidiaries will be paid from the assets of such subsidiaries before holders of the Series B Preferred Stock would have any claims to those assets.

Parity stock with respect to the Series B Preferred Stock may include, without limitation, series of our preferred stock hereafter existing that have different dividend rates, redemption features, mechanics, dividend periods (e.g., quarterly rather than semi-annually), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series B Preferred Stock and that may be convertible into or exchangeable for other securities.

As of the date of this prospectus supplement, we do not have any junior stock, other than our common stock, or any senior stock outstanding. As of the date of this prospectus supplement, our outstanding parity stock consists of 1,250,000 shares of Series A Preferred Stock with an aggregate liquidation value of $1.25 billion. As of September 30, 2021, we had approximately $3.6 billion of total outstanding debt and finance leases on an unconsolidated basis (consisting of debt and finance leases of Edison International only and not of any of its subsidiaries), all of which would be senior in right of payment to the Series B Preferred Stock upon our liquidation, winding-up or dissolution. As of September 30, 2021, we had approximately $23.5 billion of total outstanding subsidiary debt and finance leases and liquidation value of subsidiary stock held by third parties, all of which would be structurally senior to the Series B Preferred Stock, and other obligations of Edison International. See “Certain Terms of the Series B Preferred Stock—Ranking.”

Further Issuances	We may at any time and from time to time, without notice to or the consent of the holders of the Series B Preferred Stock, issue additional shares of our Series B Preferred Stock, and all such additional shares would be deemed to form a single series with the Series B Preferred Stock offered hereby.

Dividends	We will pay, when, as, and if declared by our board of directors, or a duly authorized committee of the board, out of funds legally available for payment, cumulative cash dividends at the rate per annum described below on the liquidation preference of $1,000 per share of the Series B Preferred Stock. Declared dividends on the Series B Preferred Stock will be payable on March 15 and September 15 of each year, commencing on March 15, 2022 (each, a “dividend payment date”) (short first dividend period). Dividends on the Series B Preferred Stock will accumulate daily from and including the most recent date as to which dividends have been paid or, if no dividends have been paid, from the initial issue date of the Series B Preferred Stock.

Dividends accumulating or payable on the Series B Preferred Stock for any dividend period (as defined herein) (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Accumulations of dividends on shares of the Series B Preferred Stock will not bear interest or dividends on such accumulated amount.

Dividends on the Series B Preferred Stock will accumulate (i) whether or not we have earnings, (ii) whether or not the declaration or payment of such dividends would then be permitted under California law, (iii) whether or not such dividends are declared and (iv) whether or not any agreements to which we are a party prohibit the current declaration or payment of dividends, including any agreement relating to our indebtedness. Accordingly, if our board of directors, or an authorized committee thereof, does not declare a dividend on the Series B Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will accumulate and an amount equal to such accumulated dividend will become payable out of funds legally available therefor upon our liquidation, winding-up or dissolution (or earlier redemption of such shares of Series B Preferred Stock), to the extent not paid prior to such liquidation, winding-up or dissolution or earlier redemption, as the case may be.

See “Certain Terms of the Series B Preferred Stock—Dividends.”

Dividend Rate	The initial dividend rate on the shares of Series B Preferred Stock from and including the initial issue date to, but excluding, March 15, 2027 (the “First Reset Date”) will be 5.00% per annum. On and after the First Reset Date, the dividend rate on the shares of Series B Preferred Stock for each Reset Period will be a per annum rate equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date, plus a spread equal to:

•	in respect of each Reset Period commencing on or after the First Reset Date but before March 15, 2032 (the “First Step-up Date”), 3.901% (the “Initial Margin”);

•	in respect of each Reset Period commencing on or after the First Step-up Date but before March 15, 2047 (the “Second Step-up Date”), 4.151% (the Initial Margin plus 0.25%); and

•	in respect of each Reset Period commencing on or after the Second Step-up Date, 4.901% (the Initial Margin plus 1.00%).

“Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, an interest rate (expressed as a decimal) determined to be the per annum rate (i) equal to the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 (as defined herein) as of 5:00 p.m. (Eastern Time); or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time) as of any date of determination.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Dividend Determination Date.

“Reset Date” means the First Reset Date and March 15 of every fifth year after 2027.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day that is two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

The applicable dividend rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the Reset Period. The calculation agent’s determination of any dividend rate and its calculation of the amount of dividends for any dividend period (as defined herein) beginning on or after the First Reset Date will be on file at our principal offices, will be made available to any holder or beneficial owner of the Series B Preferred Stock upon request, and will be final and binding in the absence of manifest error.

We will give notice of the relevant Five-year U.S. Treasury Rate as soon as reasonably practicable following each Reset Dividend Determination Date to the transfer agent and registrar for the Series B Preferred Stock and the holders of the Series B Preferred Stock.

Restrictions on Dividends	No dividend will be declared or paid on, or any sum of cash set aside for the payment of dividends on, any outstanding shares of Series B Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid on, or a sufficient sum of cash has been set aside for the payment of such dividends on, all outstanding shares of Series B Preferred Stock.

So long as any share of the Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other junior stock, and no common stock or any other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid, or a sufficient sum of cash has been set aside for the payment of such dividends, on all outstanding shares of the Series B Preferred Stock, subject, in each case, to certain exceptions. See “Certain Terms of the Series B Preferred Stock—Dividends.”

When dividends on shares of the Series B Preferred Stock with respect to any previously completed dividend period (A) have not been declared and paid in full or (B) have been declared but a sum of cash sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock (as defined herein) unless dividends are declared on the shares of Series B Preferred Stock such that the respective amounts of such dividends declared on shares of Series B Preferred Stock and such parity stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Series B Preferred Stock and such parity stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate, subject, in each case, to certain exceptions. See “Certain Terms of the Series B Preferred Stock—Dividends.”
The Series B Preferred Stock will rank junior as to payment of dividends to any class or series of our stock ranking senior with respect to dividends that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, full dividends on any class or series of such senior stock we may issue, we expect that the terms of such senior stock will provide that we may not pay any dividends on the outstanding Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on such senior stock that must, under the terms of such senior stock, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock.

Payment of dividends on the Series B Preferred Stock is subject to certain other restrictions described under “Certain Terms of the Series B Preferred Stock—Dividends.”

Liquidation Preference	In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Series B Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the Series B Preferred Stock, plus an amount equal to accumulated and unpaid dividends (whether or not declared) on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any class or series of our stock ranking senior to the Series B Preferred Stock with respect to distribution rights upon our liquidation, winding-up or dissolution and before any payment or distribution is made to holders of junior stock (including, without limitation, our common stock).

If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the foregoing amounts payable in respect of the Series B Preferred Stock and the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for such liquidation, winding-up or dissolution) on, all other parity stock are not paid in full, the holders of the Series B Preferred Stock and all holders of any such other parity stock will share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled. See “Certain Terms of the Series B Preferred Stock—Liquidation, Winding-Up or Dissolution.”

Redemption	We may, at our option, redeem the Series B Preferred Stock:

•	In whole or in part, from time to time, on any day during any Par Call Period (as defined herein) at a redemption price in cash equal to $1,000 per share; or

•

In whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein), or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $1,020 per share (102% of the liquidation preference of $1,000 per share), plus, in each case, but subject to certain exceptions, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date.

“Par Call Period” means the period from and including the December 15 immediately preceding each Reset Date through and including such Reset Date.

“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, or in any successor provision thereto, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preferred Stock, which amendment, clarification or change results in:

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The shortening of the length of time the Series B Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time the Series B Preferred Stock would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issue date of the Series B Preferred Stock; or

•

The lowering of the equity credit (including up to a lesser amount) assigned to the Series B Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issue date of the Series B Preferred Stock.

The Series B Preferred Stock is not subject to any mandatory sinking fund, retirement fund, purchase fund or other similar provisions. Holders of the shares of Series B Preferred Stock will not have the right to require us to repurchase or redeem shares of the Series B Preferred Stock. See “Certain Terms of the Series B Preferred Stock—Optional Redemption.”

Intention Regarding Redemption or Repurchase	In the event we redeem or repurchase any shares of the Series B Preferred Stock, we intend (without thereby assuming a legal obligation), subject to standard exceptions, to do so only to the extent the aggregate redemption or repurchase price is equal to or less than the net proceeds, if any, we receive from new issuances by us or a subsidiary of ours prior to the date of such redemption or repurchase of securities which are assigned by S&P at the time of sale or issuance an aggregate equity credit that is equal to or greater than the equity credit assigned to the shares of the Series B Preferred Stock to be redeemed or repurchased. See “Certain Terms of the Series B Preferred Stock—Optional Redemption.”

No Maturity Date	The Series B Preferred Stock is perpetual and does not have a maturity date, and we are not required to redeem, or set aside funds to redeem, the Series B Preferred Stock. Accordingly, the shares of the Series B Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem them, whether in whole or in part.

Voting Rights	Holders of the Series B Preferred Stock will not have any voting rights except with respect to any authorization of or increase in the authorized amount of any class or series of senior stock, certain amendments to the terms of our Articles of Incorporation, certain share exchanges, reclassifications, mergers or consolidations, and as otherwise from time to time specifically required by California law. Without limitation to the foregoing, no vote or consent of the holders of the Series B Preferred Stock will be required for any increase in the amount of our authorized Series B Preferred Stock or the issuance of any additional shares of Series B Preferred Stock. See “Certain Terms of the Series B Preferred Stock—Voting Rights.”

Issuance of Senior Shares	We do not currently intend to issue any shares of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and distribution of our assets upon our liquidation, winding-up or dissolution.

Preemptive or Conversion Rights	None.

Use of Proceeds	We intend to use the net proceeds from the sale of the Series B Preferred Stock to either repay commercial paper borrowings or for general corporate purposes.

Listing	The Series B Preferred Stock will not be listed on any securities exchange or included in any quotation system.

Tax Treatment	You should carefully read the section entitled “Material United States Federal Income Tax Considerations.”

Transfer Agent, Registrar and Dividend Disbursing Agent	Equiniti Trust Company.

Calculation Agent	The “calculation agent” means Equiniti Trust Company or another firm appointed by us and serving as such agent with respect to the Series B Preferred Stock at such time. Unless we have validly called all shares of the Series B Preferred Stock for redemption during the first Par Call Period, we will appoint a calculation agent for the Series B Preferred Stock prior to the Reset Dividend Determination Date preceding the First Reset Date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time. We may appoint ourselves or an affiliate of ours as calculation agent.

RISK FACTORS

Investing in the Series B Preferred Stock involves risk. You should be aware of and carefully consider the following risk factors and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the Securities and Exchange Commission. You should also read and consider all of the other information provided or incorporated by reference in this prospectus supplement and the related base prospectus before deciding whether or not to purchase any of the Series B Preferred Stock. See “Forward-Looking Statements” in this prospectus supplement and “Where You Can Find More Information” in the base prospectus.

Investors should not expect us to redeem the Series B Preferred Stock on the first or any other date on which it is redeemable.

The Series B Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of holders. By its terms, the Series B Preferred Stock may be redeemed by us under certain circumstances as further described under the risk factor “We may redeem the Series B Preferred Stock under certain circumstances.” Any decision we may make at any time to redeem the Series B Preferred Stock will depend upon, among other things, our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, results of operations and growth strategy, as well as general market conditions at such time. Accordingly, investors should not expect us to redeem any of the Series B Preferred Stock on the first or any other date on which it is redeemable.

The dividend rate will reset on the First Reset Date and each subsequent Reset Date and any dividends declared may be less than the initial fixed annual rate of 5.00% in effect until the First Reset Date.

The annual dividend rate on the Series B Preferred Stock for each Reset Period (as defined herein) will equal the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Dividend Determination Date (as defined herein) plus 3.901%. Therefore, the dividend rate for any five-year Reset Period commencing on or after the First Reset Date (as defined herein) could be more or less than the fixed rate for the initial five-year period. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact U.S. Treasury Rates. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time before or after the First Reset Date, and you should not take the historical U.S. Treasury Rates as an indication of future rates.

We may redeem the Series B Preferred Stock under certain circumstances.

The Series B Preferred Stock will be a perpetual equity security. However, the Series B Preferred Stock may be redeemed by us, at our option, either in whole or in part from time to time during any Par Call Period (as defined herein), and in whole, but not in part, at any time (including before the first Par Call Period) within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein), or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event. If we choose to redeem the Series B Preferred Stock, either during any Par Call Period or upon the occurrence of a Ratings Event, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend or interest rate as high as the dividend payable on the Series B Preferred Stock.

We may raise additional capital, and raising additional funds may adversely affect the Series B Preferred Stock or restrict our operations or rights.

We may raise additional capital in the future. We may raise additional funds through public or private equity or debt offerings or other financings, as well as additional borrowings under our credit facilities. Additional issuances of equity securities, including additional shares of the Series B Preferred Stock or shares of any new series of parity stock or senior stock, or debt or other securities that are convertible into or exchangeable for, or that represent the right to receive, Series B Preferred Stock or any new series of parity stock or senior stock, could dilute the economic and other rights and interests of holders of shares of the Series B Preferred Stock and cause the market price of the Series B Preferred Stock to decline.

Any new debt financing we enter into may involve covenants that restrict our operations or rights to a greater extent than our current outstanding debt and credit facilities. These restrictive covenants could include limitations on additional borrowings and specific restrictions on the use of our assets, as well as prohibitions or limitations on our ability to create liens, pay dividends, receive distributions from our subsidiaries, redeem or repurchase our stock or make investments. These factors could hinder our access to capital markets and limit or delay our ability to carry out our plans or pursue opportunities. Any such outcome could negatively affect our business, performance, liquidity and prospects.

Holders of the Series B Preferred Stock will have limited voting rights.

Holders of the Series B Preferred Stock will not have any voting rights except with respect to any authorization of or increase in the authorized amount of any class or series of senior stock, certain amendments to the terms of our Articles of Incorporation, certain share exchanges, reclassifications, mergers or consolidations, and as otherwise from time to time specifically required by California law. Without limitation to the foregoing, no vote or consent of the holders of the Series B Preferred Stock will be required for any increase in the amount of the Corporation’s authorized Series B Preferred Stock or the issuance of any additional shares of Series B Preferred Stock. The holders of the Series B Preferred Stock will have no right to vote for any members of our board of directors. This means that, the holders of Series B Preferred Stock will not have the right to participate in any decisions regarding or affecting our company or their investment, including the election of directors or any extraordinary events, such as a merger, acquisition or other similar transaction. Decisions on those matters could be made in a manner that materially and adversely affects the interests of the holders of the Series B Preferred Stock. See “Certain Terms of the Series B Preferred Stock—Voting Rights.”

The Series B Preferred Stock is junior to our outstanding indebtedness and other liabilities with respect to distributions in the event of an insolvency, liquidation, dissolution or other winding-up.

The holders of indebtedness and our other creditors will have prior rights with respect to any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of Edison International. This may have the effect of reducing the amount of proceeds in connection with any insolvency, liquidation, reorganization or other winding up of Edison International paid to you as a holder of the Series B Preferred Stock. See “Certain Terms of the Series B Preferred Stock—Ranking.”

Rating agencies may change rating methodologies.

The rating agencies that currently or may in the future publish a rating for Edison International or the Series B Preferred Stock may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the Series B Preferred Stock. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series B Preferred Stock, which is sometimes called “notching.” If the rating agencies change their practices for rating these securities in the future, and the ratings of the Series B Preferred Stock are subsequently lowered or “notched” further, the trading price of the Series B Preferred Stock could be negatively affected.

You may be unable to sell your shares if a trading market for the Series B Preferred Stock does not develop.

The Series B Preferred Stock is a new issue of securities with no established trading market. The Series B Preferred Stock will not be listed on any securities exchange or included in any automated dealer quotation system. As a result, an active after-market for the Series B Preferred Stock may not develop or be sustained and holders of the Series B Preferred Stock may not be able to sell their shares of Series B Preferred Stock at favorable prices or at all. The difference between bid and ask prices in any secondary market for the Series B Preferred Stock could be substantial. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Series B Preferred Stock, and holders of the Series B Preferred Stock (which does not have a maturity date) may be required to bear the financial risks of an investment in the Series B Preferred Stock for an indefinite period of time.

There may be future sales of Series B Preferred Stock, another series of parity stock or senior stock, which may adversely affect the market price of the Series B Preferred Stock.

We are not restricted from issuing additional Series B Preferred Stock, securities similar to the Series B Preferred Stock or another series of parity stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Series B Preferred Stock. We also may in the future issue senior stock if all requisite shareholder approvals for such issuance have been obtained. Holders of the Series B Preferred Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the Series B Preferred Stock could decline as a result of sales of Series B Preferred Stock or of other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the Series B Preferred Stock bear the risk of our future offerings reducing the market price of the Series B Preferred Stock and diluting their holdings in the Series B Preferred Stock.

We may be unable to pay dividends on the Series B Preferred Stock or meet our ongoing and future financial obligations if our subsidiaries are unable to pay dividends to us.

Our ability to pay dividends on the Series B Preferred Stock and to meet our financial obligations is primarily dependent on the earnings and cash flows of our subsidiaries and their ability to pay dividends, make other distributions or repay funds owed from time to time to us. Prior to funding Edison International, our subsidiaries have financial and regulatory obligations that must be satisfied, including, among others, debt service and preferred stock dividends. The CPUC also regulates SCE’s capital structure and limits the dividends it may pay to us. If we fail to declare or pay scheduled dividends on the Series B Preferred Stock on dividend payment dates, it would likely have a material adverse impact on the market price of the Series B Preferred Stock.

We may be unable to pay full dividends on the Series B Preferred Stock if we are not paying full dividends on our existing or any future parity stock, including the Series A Preferred Stock, and if we are not paying dividends on any future senior stock.

When dividends are not paid in full on any shares of outstanding parity stock, including shares of our Series A Preferred Stock, for a dividend period, all dividends declared with respect to shares of Series B Preferred Stock and all shares of outstanding parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends declared bear the same ratio to each other as all accumulated but unpaid dividends per share on the shares of Series B Preferred Stock and all shares of outstanding parity stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding shares of parity stock, we will not be able to pay full dividends on the Series B Preferred Stock. Similarly, if we issue any series of senior stock, and we expect that if we do not pay any amount of stated dividends thereon, we will not be able to pay any dividends on the Series B Preferred Stock.

USE OF PROCEEDS

We intend to use the net proceeds we receive from this offering either to repay commercial paper borrowings or for general corporate purposes. The current weighted average interest rate of our commercial paper borrowings is 0.405%.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2021 on an actual basis and on an as adjusted basis to reflect the issuance of the Series B Preferred Stock being offered hereby, assuming net proceeds of approximately $742,500,000, after deducting underwriting discounts and commissions and other expenses payable by us. The following table does not reflect the further use of the proceeds from this offering. The information set forth in the table below is reported on a consolidated basis, is only a summary and is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, all of which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	As of September 30, 2021
	Actual	As Adjusted
	(in millions)
Total long-term debt (less current maturities)	$23,342	$23,342
Total equity	$16,742	$17,485

Total capitalization	$40,084	$40,827

CERTAIN TERMS OF THE SERIES B PREFERRED STOCK

The following description of the particular terms of the Series B Preferred Stock supplements the description of the general terms and provisions of our preferred stock in the accompanying prospectus. The following description is a summary and it does not describe every term of the Series B Preferred Stock. Our Restated Articles of Incorporation (“Articles of Incorporation”) and a certificate of determination of preferences relating to the Series B Preferred Stock (the “Series B Certificate of Determination”), which amends the Articles of Incorporation, which have been or will be filed as an exhibit to the registration statement of which this prospectus supplement is a part and which is incorporated by reference in this prospectus supplement, contain the full legal text of the matters described in this section. This summary is qualified by our Articles of Incorporation, including the Series B Certificate of Determination. Therefore, you should read carefully the detailed provisions of our Articles of Incorporation, including the Series B Certificate of Determination.

General

Under our Articles of Incorporation, we may authorize and issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued from time to time in one or more series. To the extent not prohibited by law, our board of directors is authorized (i) to fix the number of shares of any series of preferred stock and to determine the designation of any such series, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, including but not limited to rights, preferences, privileges, and restrictions regarding dividends, liquidation, conversion, redemption and voting (including provisions specifying more than one vote per share), and (iii) within the limits and restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. As of the date of this prospectus supplement, our only outstanding shares of preferred stock are 1,250,000 shares of our Series A Preferred Stock.

The shares of Series B Preferred Stock offered by this prospectus supplement and the accompanying prospectus are part of a single series of our preferred stock, initially consisting of 750,000 shares ($750,000,000 aggregate liquidation preference). We may at any time and from time to time, without notice to or the consent of the holders of the Series B Preferred Stock, issue additional shares of our Series B Preferred Stock, and all such additional shares would be deemed to form a single series with the Series B Preferred Stock offered hereby. Each such additional share of Series B Preferred Stock will be identical in all respects to the shares of Series B Preferred Stock offered pursuant to this prospectus supplement, except, if applicable, with respect to the date from which dividends thereon will accumulate.

When issued, the Series B Preferred Stock will be fully paid and nonassessable. The holders of the Series B Preferred Stock will have no preemptive or preferential rights to purchase or subscribe for stock, obligations, warrants or other securities of ours of any class.

The Series B Preferred Stock will not be convertible into, or exchangeable for, shares of any of our other classes or series of stock or other securities. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or any other obligation for us to redeem, repurchase or retire the Series B Preferred Stock.

Ranking

The Series B Preferred Stock will rank, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution:

•

senior to our common stock and each other class or series of our stock established after the initial issue date the terms of which do not expressly provide that such class or series will rank senior to or on parity with the Series B Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively, in this section, as “junior stock”);

•

on parity with our Series A Preferred Stock and each class or series of our stock established after the initial issue date the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively, in this section, as “parity stock”);

•

junior to each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively, in this section, as “senior stock”);

•	junior to our existing and future indebtedness and other liabilities; and

•

structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries and stock of our subsidiaries held by third parties, which means that creditors of our subsidiaries and any third parties holding capital stock of our subsidiaries will be paid from the assets of such subsidiaries before holders of the Series B Preferred Stock would have any claims to those assets.

We may issue parity stock, junior stock and additional shares of Series B Preferred Stock at any time and from time to time in one or more series without the consent of the holders of the Series B Preferred Stock. Our ability to issue any senior stock is limited as described under “—Voting Rights.”

Parity stock with respect to the Series B Preferred Stock may include, without limitation, our Series A Preferred Stock, any series of our preferred stock hereafter existing that have different dividend rates, redemption features, mechanics, dividend periods (e.g., quarterly rather than semi-annually), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series B Preferred Stock and that may be convertible into or exchangeable for other securities.

As of the date of this prospectus supplement, we do not have any junior stock, other than our common stock, or any senior stock outstanding. As of the date of this prospectus supplement, our outstanding parity stock consists of 1,250,000 shares of our Series A Preferred Stock. As of September 30, 2021, we had approximately $3.6 billion of total outstanding debt and finance leases on an unconsolidated basis (consisting of debt and finance leases of Edison International only and not of any of its subsidiaries), all of which would be senior in right of payment to the Series B Preferred Stock upon our liquidation, winding-up or dissolution. As of September 30, 2021, we had approximately $23.6 billion of total outstanding subsidiary debt and finance leases and liquidation value of subsidiary stock held by third parties, all of which would be structurally senior to the Series B Preferred Stock and other obligations of Edison International.

Dividends

Subject to the rights of holders of any class or series of our stock ranking senior to the Series B Preferred Stock with respect to dividends, holders of the Series B Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative cash dividends at the rate per annum described below on the liquidation preference of $1,000 per share of the Series B Preferred Stock. Declared dividends on the Series B Preferred Stock will be payable on March 15 and September 15 of each year, commencing on March 15, 2022 (each, a “dividend payment date”) (short first dividend period). Dividends will accumulate daily from and including the most recent date as to which dividends have been paid or, if no dividends have been paid, from the initial issue date of the Series B Preferred Stock, without regard to whether funds are legally available for the declaration or payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record of the Series B Preferred Stock as they appear on our stock register at the close of business on the immediately preceding March 1 or September 1, as applicable (each, a “record date”). These record dates will apply regardless of whether a particular record date is a business day. In this section, a “business day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment of declared dividends will be made on the next succeeding business day, without any interest, additional dividends, or other payment in lieu of interest or additional dividends accumulating with respect to this delay.

The initial dividend rate on the shares of Series B Preferred Stock from and including the initial issue date to, but excluding, March 15, 2027 (the “First Reset Date”) will be 5.00% per annum. On and after the First Reset Date, the dividend rate on the shares of Series B Preferred Stock for each Reset Period (as defined herein) will be a per annum rate equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Dividend Determination Date (as defined herein), plus a spread equal to (i) in respect of each Reset Period commencing on or after the First Reset Date but before March 15, 2032 (the “First Step-up Date”), 3.901% (the “Initial Margin”); (ii) in respect of each Reset Period commencing on or after the First Step-up Date but before March 15, 2047 (the “Second Step-up Date”), 4.151% (the Initial Margin plus 0.25%); and (iii) in respect of each Reset Period commencing on or after the Second Step-up Date, 4.901% (the Initial Margin plus 1.00%).

The applicable dividend rate for each Reset Period will be determined by the calculation agent (as described below), as of the applicable Reset Dividend Determination Date, in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, an interest rate (expressed as a decimal) determined to be the per annum rate (i) equal to the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 (as defined herein) as of 5:00 p.m.

(Eastern Time); or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time) as of any date of determination.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Dividend Determination Date.

“Reset Date” means the First Reset Date and March 15 of every fifth year after 2027.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day that is two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

If we, in our sole discretion, determine that the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described above, we may, in our sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Series B Preferred Stock or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate. If the Designee determines that there is such an industry-accepted successor rate, then the Five-year U.S. Treasury Rate shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the business day convention, the definition of a “business day” and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Five-year U.S. Treasury Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If we, in our sole discretion, do not designate a Designee or if the Designee determines that there is no industry-accepted successor rate, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 1.099%.

The applicable dividend rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the Reset Period. The calculation agent’s determination of any dividend rate and its calculation of the amount of dividends for any dividend period (as defined herein) beginning on or after the First Reset Date will be on file at our principal offices, will be made available to any holder or beneficial owner of the Series B Preferred Stock upon request, and will be final and binding in the absence of manifest error.

We will give notice of the relevant Five-year U.S. Treasury Rate as soon as reasonably practicable following each Reset Dividend Determination Date to the transfer agent and registrar for the Series B Preferred Stock and the holders of the Series B Preferred Stock.

A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of the Series B Preferred Stock. Dividends accumulating or payable on the Series B Preferred Stock for any dividend period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Accumulations of dividends on shares of the Series B Preferred Stock will not bear interest or dividends on such accumulated amount.

Dividends on the Series B Preferred Stock will accumulate (i) whether or not we have earnings, (ii) whether or not the declaration or payment of such dividends would then be permitted under California law, (iii) whether or not such dividends are declared and (iv) whether or not any agreements to which we are a party prohibit the current declaration or payment of dividends, including any agreement relating to our indebtedness. Accordingly, if our board of directors, or an authorized committee thereof, does not declare a dividend on the Series B Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will accumulate and an amount equal to such accumulated dividend will become payable out of funds legally available therefor upon our liquidation, winding-up or dissolution (or earlier redemption of such shares of Series B Preferred Stock), to the extent not paid prior to such liquidation, winding-up or dissolution or earlier redemption, as the case may be.

No dividend will be declared or paid on, or any sum of cash set aside for the payment of dividends on, any outstanding shares of Series B Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid on, or a sufficient sum of cash has been set aside for the payment of such dividends on, all outstanding shares of Series B Preferred Stock.

Our ability to declare and pay cash dividends and to make other distributions with respect to our stock, including the Series B Preferred Stock, may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable California law.

So long as any share of the Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other junior stock, and no common stock or any other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid, or a sufficient sum of cash has been set aside for the payment of such dividends, on all outstanding shares of the Series B Preferred Stock. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of common stock or other junior stock, together with cash in lieu of any fractional share, (ii) purchases, redemptions or other acquisitions of common stock or other junior stock in connection with the administration of any benefit or other incentive plan, including any employment contract, including, without limitation, (x) purchases to offset the share dilution amount pursuant to a publicly announced repurchase plan, provided that any purchases to offset the share dilution amount shall in no event exceed the share dilution amount, (y) the forfeiture of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into shares of common stock or other junior stock; (iv) any dividends or distributions of rights or common stock or other junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) purchases of common stock or other junior stock pursuant to a contractually binding requirement to buy common stock or other junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (vi) the deemed purchase or acquisition of fractional interests in shares of our common stock or other junior stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vii) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (viii) the exchange or conversion of junior stock for or into other junior stock and the payment of cash in lieu of fractional shares. The phrase “share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States and as measured from the initial issue date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar event.

When dividends on shares of the Series B Preferred Stock with respect to any previously completed dividend period (A) have not been declared and paid in full or (B) have been declared but a sum of cash sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the shares of Series B Preferred Stock such that the respective amounts of such dividends declared on the shares of Series B Preferred Stock and such parity stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Series B Preferred Stock and such parity stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate. The foregoing limitation shall not apply to (i) purchases of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such shares of parity stock or any securities exchangeable for or convertible into shares of parity stock, (ii) the deemed purchase or acquisition of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged, (iii) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (iv) the exchange or conversion of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock and the payment of cash in lieu of fractional shares.

Subject only to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock, from time to time out of any funds legally available for such payment, and holders of the Series B Preferred Stock will not be entitled to participate in any such dividends declared on securities other than the Series B Preferred Stock.

The Series B Preferred Stock will rank junior as to payment of dividends to any class or series of our stock ranking senior with respect to dividends that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, full dividends on any class or series of such senior stock we may issue, we expect that the terms of such senior stock will provide that we may not pay any dividends on the outstanding Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on such senior stock that must, under the terms of such senior stock, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock.

Liquidation, Winding-Up or Dissolution

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Series B Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the Series B Preferred Stock (the “Series B liquidation preference”), plus an amount (the “Series B liquidation dividend amount”) equal to accumulated and unpaid dividends (whether or not declared) on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any class or series of our stock ranking senior to the Series B Preferred Stock with respect to distribution rights upon our liquidation, winding-up or dissolution and before any payment or distribution is made to holders of any junior stock, including, without limitation, our common stock.

If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (i) the Series B liquidation preference plus the Series B liquidation dividend amount on the shares of

Series B Preferred Stock and (ii) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for such liquidation, winding-up or dissolution) on, all other parity stock are not paid in full, the holders of the Series B Preferred Stock and all holders of any such other parity stock will share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

After the payment to any holder of Series B Preferred Stock of the full amount of the Series B liquidation preference and the Series B liquidation dividend amount for each of such holder’s shares of Series B Preferred Stock, such holder of Series B Preferred Stock will have no right or claim to any of our remaining assets. See “—General” and “Risk Factors—The Series B Preferred Stock is junior to our outstanding indebtedness and other liabilities with respect to distributions in the event of an insolvency, liquidation, dissolution or other winding-up.”

Neither the sale, lease or exchange of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

Our Articles of Incorporation, including the Series B Certificate of Determination, does not contain any provision requiring funds to be set aside to protect the Series B Preferred Stock liquidation preference.

Optional Redemption

The Series B Preferred Stock is not subject to any mandatory sinking fund, retirement fund, purchase fund or other similar provisions. Holders of Series B Preferred Stock will not have the right to require us to repurchase or redeem shares of the Series B Preferred Stock.

We may, at our option, redeem the Series B Preferred Stock:

•	in whole or in part, from time to time, on any day during any Par Call Period (as defined herein) at a redemption price in cash equal to $1,000 per share; or

•

in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein), or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $1,020 per share (102% of the liquidation preference of $1,000 per share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date; provided that, notwithstanding the foregoing, if a redemption date for any shares of Series B Preferred Stock occurs subsequent to a record date and on or prior to the next succeeding dividend payment date, then the full amount of accumulated and unpaid dividends (whether or not declared) on such shares of Series B Preferred Stock to, but excluding, such dividend payment date will be paid on such dividend payment date to the persons who were the holders of record of such shares at the close of business on such record date and such accumulated and unpaid dividends will not be paid or required to be paid on the redemption date and will not constitute a part of the redemption price of such shares. A “redemption date” means any date fixed for redemption of any shares of Series B Preferred Stock pursuant to the provisions described in this paragraph.

In the event we redeem or repurchase any shares of the Series B Preferred Stock, we intend (without thereby assuming a legal obligation) to do so only to the extent the aggregate redemption or repurchase price is equal to or less than the net proceeds, if any, we receive from new issuances by us or a subsidiary of ours prior to the date of such redemption or repurchase of securities which are assigned by S&P at the time of sale or issuance, an aggregate equity credit that is equal to or greater than the equity credit assigned to the shares of the Series B

Preferred Stock to be redeemed or repurchased (but taking into account any changes in hybrid capital methodology or another relevant methodology or the interpretation thereof since the issuance of the Series B Preferred Stock), unless:

•

the issuer credit rating assigned by S&P to us is at least BBB (or such similar nomenclature then used by S&P) and we are comfortable that such rating would not fall below this level as a result of such redemption or repurchase; or

•	in the case of a repurchase:

•	such repurchase is of less than 10 percent of the aggregate number of shares of the Series B Preferred Stock originally issued in any period of 12 consecutive months, or

•	is a maximum of 25 percent of our hybrid capital outstanding (including preferred stock) repurchased in any period of 10 consecutive years, or

•	the Series B Preferred Stock is not assigned equity credit by S&P at the time of such redemption or repurchase, or

•

such redemption or repurchase relates to an aggregate liquidation preference of Series B Preferred Stock which is less than or equal to the excess (if any) above the maximum aggregate liquidation preference and principal amount, as applicable, of our hybrid capital to which S&P then assigns “equity content” under its prevailing methodology, or

•	the Series B Preferred Stock is redeemed pursuant to a Ratings Event or redeemed or repurchased on or after the Second Step-up Date of March 15, 2047.

“Par Call Period” means the period from and including the December 15 immediately preceding each Reset Date through and including such Reset Date.

“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, or in any successor provision thereto, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preferred Stock, which amendment, clarification or change results in:

•

the shortening of the length of time the Series B Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time the Series B Preferred Stock would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issue date of the Series B Preferred Stock; or

•

the lowering of the equity credit (including up to a lesser amount) assigned to the Series B Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issue date of the Series B Preferred Stock.

Redemption Procedures

If the Series B Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the Series B Preferred Stock to be redeemed, mailed not less than 10 days, nor more than 60 days, prior to the date fixed for redemption thereof (provided that, if the Series B Preferred Stock is in book-entry form evidenced by a global certificate (as defined herein) held by The Depository Trust Company (“DTC,” which term includes any successor thereto as depositary for Series B Preferred Stock in book-entry form) or its nominee, we may give such notice in any manner permitted or required by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares of Series B Preferred Stock held by such holder are to be redeemed, the number of such shares of Series B Preferred Stock to be redeemed from such holder;

•	the redemption price;

•

the place or places where holders may surrender certificates evidencing the Series B Preferred Stock for payment of the redemption price or, in the case of Series B Preferred Stock held in book-entry form, that holders must follow the applicable procedures of DTC to deliver such shares for payment of the redemption price; and

•	that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accumulate from and after such redemption date.

If notice of redemption of any shares of Series B Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of the shares of Series B Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accumulate on such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series B Preferred Stock will terminate, except for (1) the right of the holders thereof to receive the amount payable with respect to such redemption, without interest and (2) if the redemption date occurs subsequent to a dividend record date and on or prior to the next succeeding dividend payment date, the right of the persons who were the holders of record of such shares at the close of business on such record date to receive, on such dividend payment date, the full amount of accumulated and unpaid dividends (whether or not declared) on such shares to, but excluding, such dividend payment date. Any funds unclaimed at the end of one year from the redemption date shall, to the extent permitted by law, be released by us, after which time the holders of such Series B Preferred Stock so called for redemption shall look only to us for payment of the redemption price of such Series B Preferred Stock. If a redemption date is not a business day, payment will be made on the next succeeding business day, without any interest, additional dividends, or other payment in lieu of interest or additional dividends accumulating with respect to this delay.

In case of any redemption of only part of the Series B Preferred Stock at the time outstanding, the Series B Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, in the event the Series B Preferred Stock is evidenced by a global certificate held by DTC or its nominee, in accordance with the applicable procedures of DTC). If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without charge to the holder thereof.

These redemption procedures will apply in lieu of those provided in Sections 509(b), (c) and (d) of the California Corporations Code (or any successor provisions thereto) and the provisions of such sections of the California Corporations Code (or any successor provisions thereto) will not be applicable to the Series B Preferred Stock.

Voting Rights

The holders of the Series B Preferred Stock will not have any voting rights except as described below and as otherwise from time to time specifically required by California law. Without limitation to the foregoing, no vote or consent of the holders of the Series B Preferred Stock will be required for any increase in the amount of our authorized Series B Preferred Stock or the issuance of any additional shares of Series B Preferred Stock.

So long as any shares of the Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the affirmative vote or consent of the holders of not less than two-thirds of the total stated liquidation preference (excluding accumulated and unpaid dividends thereon, and premiums or other similar amounts, if any) of all outstanding shares of Series B Preferred Stock and all outstanding shares of any other series of voting preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such shareholders, will be necessary for us to effect:

(1)	Any amendment of our Articles of Incorporation, including the Series B Certificate of Determination, so as to authorize, or increase the authorized amount of, any class or series of senior stock; or

(2)

Any amendment of any provision of our Articles of Incorporation, other than the Series B Certificate of Determination, so as to adversely affect the special rights, preferences, privileges, restrictions, or voting powers of the Series B Preferred Stock; or

(3)

Any consummation of a binding share exchange or reclassification involving the shares of the Series B Preferred Stock, or of a merger or consolidation of us with or into another entity, unless in each case: (i) the shares of the Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Series B Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent, and (ii) the shares of the Series B Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Series B Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that, for the avoidance of doubt, (1) any increase in the amount of our authorized but unissued shares of our preferred stock, (2) any increase in the amount of our authorized Series B Preferred Stock or the issuance of any additional shares of the Series B Preferred Stock or (3) the authorization or creation of any class or series of parity stock or junior stock, any increase in the amount of authorized but unissued shares of such class or series of parity stock or junior stock or the issuance of any shares of such class or series of parity stock or junior stock will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges, restrictions or voting powers of the Series B Preferred Stock and shall not require the affirmative vote of holders of the Series B Preferred Stock.

Our Articles of Incorporation, including the Series B Certificate of Determination, and California law permit us, without the approval of any of our shareholders (including any holders of the Series B Preferred Stock), to establish and issue a new series of preferred stock ranking equal with or junior to the Series B Preferred Stock, which may dilute the voting and other interests of holders of the Series B Preferred Stock. See “Description of Capital Stock—Preferred Stock” in the accompanying prospectus.

If any amendment, share exchange, reclassification, merger or consolidation described above would adversely affect (or cause to be materially less favorable, as applicable) the rights, preferences, privileges, restrictions or voting powers of one or more but not all series of voting preferred stock, then only the series of voting preferred stock adversely affected (or the terms of which would be materially less favorable, as applicable) and entitled to vote shall vote as a class in lieu of all other series of voting preferred stock.

Without the consent of the holders of the Series B Preferred Stock, to the fullest extent permitted by applicable law and so long as such action does not adversely affect the special rights, preferences, privileges, restrictions or voting powers of the Series B Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series B Preferred Stock, including by way of amendment to the Series B Certificate of Determination, for the following purposes:

•

to cure any ambiguity or mistake, or to correct or supplement any provision contained in the Series B Certificate of Determination that may be defective or inconsistent with any other provision contained in such Series B Certificate of Determination;

•

to make any provision with respect to matters or questions relating to the Series B Preferred Stock that is not inconsistent with the provisions of our Articles of Incorporation, including the Series B Certificate of Determination; or

•	to waive any of our rights with respect thereto.

In addition, without the consent of the holders of the Series B Preferred Stock, to the fullest extent permitted by applicable law, we may amend, alter, supplement or repeal any terms of the Series B Preferred Stock, including by way of amendment to the Series B Certificate of Determination, in order to conform the terms thereof to the description of the terms of the Series B Preferred Stock set forth under “Certain Terms of the Series B Preferred Stock” in this preliminary prospectus supplement, as supplemented by any related pricing term sheet.

The rules and procedures for calling and conducting any meeting of the holders of the Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents will be governed by any rules our board of directors, in its discretion, may adopt from time to time, and such rules and procedures will conform to the requirements of our Articles of Incorporation, our Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Series B Preferred Stock is listed or traded at the time.

Notices

For so long as the Series B Preferred Stock is held in the form of a global certificate, we are permitted to send notices or communications to holders pursuant to DTC’s procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such holders in writing. If the Series B preferred Stock is no longer held in the form of a global certificate, we then will send all notices or communications to holders of the Series B Preferred Stock pursuant to the Series B Certificate of Determination in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the holders’ respective addresses shown on the register for the Series B Preferred Stock.

Transfer Agent, Registrar and Dividend Disbursing Agent

Equiniti Trust Company is the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock. We may, in our sole discretion, remove Equiniti Trust Company as the transfer agent, registrar or dividend disbursing agent; provided, however, that prior to the effectiveness of any such removal we will appoint a successor transfer agent, registrar or dividend disbursing agent, as the case may be. Upon any such removal or appointment, we will send notice thereof to the holders of the Series B Preferred Stock.

Calculation Agent

The “calculation agent” means Equiniti Trust Company or any other person or entity appointed by us and serving as such agent with respect to the Series B Preferred Stock at such time. Unless we have validly called all shares of the Series B Preferred Stock for redemption during the first Par Call Period, we will appoint a calculation agent for the Series B Preferred Stock prior to the Reset Dividend Determination Date preceding the First Reset Date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time. We may appoint ourselves or an affiliate of ours as calculation agent.

Book-Entry, Delivery and Form

The Series B Preferred Stock will be issued in the form of one or more global certificates (collectively, the “global certificate”). DTC or its nominee will be the sole registered holder of the global certificate representing the shares of the Series B Preferred Stock. Ownership of beneficial interests in the Series B Preferred Stock in global form will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Series B Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). DTC participants include securities brokers and dealers, banks and other financial institutions, and may include the underwriters in this offering.

So long as DTC, or its nominee, is the registered owner or holder of the global certificate representing the shares of the Series B Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Series B Preferred Stock represented by such global certificate for all purposes under the Series B Certificate of Determination. No beneficial owner of an interest in the shares of the Series B Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Series B Certificate of Determination.

Payments of dividends and any payments of the redemption price on the global certificate representing the shares of the Series B Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global certificate representing the shares of the Series B Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of the global certificate representing the shares of the Series B Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Series B Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Series B Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Series B Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in lieu of the global certificate.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Maturity

The Series B Preferred Stock is perpetual and does not have a maturity date, and we are not required to redeem the Series B Preferred Stock. In addition, we are not required to set aside funds to redeem the Series B Preferred Stock. Accordingly, the shares of Series B Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem them, whether in whole or in part.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Series B Preferred Stock, and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion deals only with shares of the Series B Preferred Stock held as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by holders who purchase such shares in this offering.

This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the Series B Preferred Stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities or currencies, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, persons that are “controlled foreign corporations” or “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to the Series B Preferred Stock being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the Series B Preferred Stock as a position in a hedging transaction, “straddle,” constructive sale, “conversion transaction” or other risk-reduction transaction, and U.S. holders (as defined herein) whose functional currency is not the U.S. dollar, “qualified foreign pension funds” as described in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, or who are otherwise subject to special treatment under the provisions of the Code.

Furthermore, this summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of the Series B Preferred Stock that for U.S. federal income tax purposes is

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of the Series B Preferred Stock that is neither a U.S. holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

If an entity classified as a partnership for U.S. federal income tax purposes holds the Series B Preferred Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Series B Preferred Stock are urged to consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the Series B Preferred Stock.

We have not sought and will not seek any rulings from the Internal Revenue Series (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership and disposition of the Series B Preferred Stock or that any such position will not be sustained.

This discussion of material U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of the Series B Preferred Stock. Prospective investors are advised to consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

U.S. Holders

Distributions

Distributions made to a U.S. holder with respect to the Series B Preferred Stock will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series B Preferred Stock exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s adjusted tax basis in the Series B Preferred Stock, and thereafter as capital gain which will be long-term capital gain if such holder’s holding period for the stock exceeds one year at the time of the distribution. Distributions on the Series B Preferred Stock constituting dividend income received by a U.S. holder that is an individual generally will be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Series B Preferred Stock constituting dividend income paid to U.S. holders that are U.S. corporations generally will qualify for the dividends-received deduction, provided applicable holding period requirements are met and certain other conditions are satisfied and subject to various limitations.

Dividends that exceed certain thresholds in relation to a U.S. holder’s tax basis in the Series B Preferred Stock could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. holder that has held the Series B Preferred Stock for two years or less before the dividend announcement date receives an extraordinary dividend, the holder generally will be required to reduce its tax basis (but not below zero) in the Series B Preferred Stock with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in the Series B Preferred Stock, the excess is treated as gain from the sale or exchange of the Series B Preferred Stock. Non-corporate U.S. holders that receive an extraordinary dividend will be required to treat any losses on the sale of our Series B Preferred Stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the preferential rates discussed above.

Deemed Distributions on the Series B Preferred Stock

Under Section 305 of the Code, U.S. holders may be treated as receiving a deemed dividend on the Series B Preferred Stock upon an increase in the redemption price of the Series B Preferred Stock. While the matter is not entirely clear, if the Board does not declare a distribution on the Series B Preferred Stock in respect of any dividend period before the related dividend payment date, the deferred dividend may be treated as an increase in the redemption price of the Series B Preferred Stock. Although the matter is not entirely clear, we believe such a deferred dividend should not be treated as a deemed dividend on the Series B Preferred Stock. If the IRS takes a contrary position, a U.S. holder may be required to include a deemed dividend in income currently with respect to any deferred dividend on the Series B Preferred Stock.

Sale or Redemption

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution, as discussed below) or other disposition of the Series B Preferred

Stock equal to the difference between the amount realized upon the disposition and such holder’s adjusted tax basis in the stock so disposed. The capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the stock exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers generally are taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

A redemption of the Series B Preferred Stock will be treated as a sale or exchange described in the preceding paragraph if the redemption, based on the facts and circumstances, is treated for U.S. federal income tax purposes as (i) a “complete redemption” of a U.S. holder’s stock interest in us, (ii) a “substantially disproportionate” redemption of stock with respect to a U.S. holder, or (iii) “not essentially equivalent to a dividend” with respect to a U.S. holder, each within the meaning of Section 302 of the Code. In determining whether any of these tests has been met, a U.S. holder must take into account not only the Series B Preferred Stock and other equity interests in us that such holder actually owns but also other equity interests in us that such holder constructively owns under U.S. federal income tax rules. A U.S. holder that owns (actually or constructively) only an insubstantial percentage of our total equity interests and that exercises no control over our corporate affairs may be entitled to sale or exchange treatment on a redemption of the Series B Preferred Stock if such holder experiences a reduction in its equity interest (taking into account any constructively owned equity interests) as a result of the redemption.

If a U.S. holder meets none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders—Distributions.” If a redemption of the Series B Preferred Stock is treated as a distribution that is taxable as a dividend, you are urged to consult your tax advisor regarding the allocation of your tax basis in the redeemed and remaining shares of Series B Preferred Stock.

Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular holder of the Series B Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, you are urged to consult your tax advisor regarding the tax treatment of a redemption.

Non-U.S. Holders

Distributions

Generally, distributions treated as dividend income, as described above under “U.S. Holders—Distributions,” paid to a non-U.S. holder with respect to the Series B Preferred Stock that are not effectively connected with the conduct of a trade or business within the United States will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty provided the non-U.S. holder furnishes to the withholding agent a properly executed IRS Form W-8BEN or Form W-8BEN-E (or suitable substitute form) certifying that such holder is eligible for treaty benefits. Withholding may also be required in respect of dividends paid to a non-U.S. holder, as described below under “FATCA.” If a non-U.S. holder is subject to withholding at a rate in excess of a reduced rate for which such holder is eligible under a tax treaty or otherwise, the holder may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate by filing a refund claim with the IRS. Investors are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series B Preferred Stock.

If we are considered a USRPHC (as defined below) and a distribution on our common stock may exceed our current and accumulated earnings and profits, we will satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules described in the preceding paragraph (and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to a reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution possibly being subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty.

Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” dividends paid to a non-U.S. holder that are effectively connected with such holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment such holder maintain in the United States, are taxed on a net-income basis at the regular graduated rates and in the manner applicable to U.S. persons. A non-U.S. holder generally will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding tax. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Sale or Redemption

Subject to the discussion below under “Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain, if any, recognized on a sale, exchange or other taxable disposition of the Series B Preferred Stock, other than a redemption that is treated as a distribution as discussed below, unless

•

the gain is effectively connected with such holder’s conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States;

•	such holder is a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or

•

the Series B Preferred Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Series B Preferred Stock or the period that the non-U.S. holder held the Series B Preferred Stock.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or a lower rate if so specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, subject to certain limitations.

With respect to the third bullet point above, generally, a corporation is a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. If we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our Series B Preferred Stock generally will not be subject to U.S. federal income tax if any class of our stock is “regularly traded” on an “established securities market” (each as defined by applicable Treasury regulations), and the fair market value of such non-U.S. holder’s Series B Preferred Stock does not exceed the fair market value of 5 percent of the entire class of Series B Preferred Stock at any time during the five-year period ending either on the date of disposition of such interest or other applicable determination date (if the Series B Preferred Stock were treated as regularly traded on an established securities market) or the regularly traded class of the corporation’s stock with the lowest fair market value at the time of acquisition of our Series B Preferred Stock and at certain other times described in the applicable Treasury regulations (if the Series B Preferred Stock were not treated as regularly traded on an established securities market), as further described in the applicable Treasury regulations. If the exemption described in the prior sentence were not available and the USRPHC rules applied, then, among other things, a non-U.S. holder would be required to file a U.S. federal income tax return and generally would be subject to U.S. federal income tax as described in the preceding paragraph with respect to its gain on a disposition of our Series B Preferred Stock. Non-U.S. holders should consult their advisors about the U.S. federal income tax consequences that could result if we are, or become, a USRPHC.

A payment made to a non-U.S. holder in redemption of the Series B Preferred Stock may be treated as a dividend, rather than as a payment in exchange for the stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption,” in which event the payment would be subject to tax as discussed above under “Non-U.S. Holders—Distributions.”

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In addition, certain U.S. holders may be subject to backup withholding with respect to such amounts if they do not provide their correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Non-U.S. holders may be subject to backup withholding unless the non-U.S. holder certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) that it is not a U.S. person (and the withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person) or such holder otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder or non-U.S. holder is allowable as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) and related IRS guidance concerning FATCA impose a 30% U.S. withholding tax on dividends in respect of Series B Preferred Stock made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of the Series B Preferred Stock on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. We will not pay any additional amounts to holders of the Series B Preferred Stock in respect of any amounts withheld. Prospective investors are urged to consult their tax advisors regarding the possible implications of these rules for their investment in the Series B Preferred Stock.

Prospective investors should consult their tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Series B Preferred Stock.

UNDERWRITING

Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Mizuho Securities USA LLC (collectively, the “Representatives”), together with BNY Mellon Capital Markets, LLC, SMBC Nikko Securities America, Inc. and Truist Securities, Inc., are acting as joint book-running managers of the offering and representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally, and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Series B Preferred Stock set forth opposite the underwriter’s name in the following table.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	131,250
Barclays Capital Inc.	131,250
Credit Suisse Securities (USA) LLC	131,250
Mizuho Securities USA LLC	131,250
BNY Mellon Capital Markets, LLC	50,000
SMBC Nikko Securities America, Inc.	50,000
Truist Securities, Inc.	50,000
Cabrera Capital Markets LLC	12,500
CastleOak Securities, L.P.	12,500
C.L. King & Associates, Inc.	12,500
Guzman & Company	12,500
Mischler Financial Group, Inc.	12,500
Tribal Capital Markets, LLC	12,500

Total	750,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Series B Preferred Stock included in this offering are subject to approval of legal matters by counsel and to other customary conditions. The underwriters are obligated to purchase all of the shares Series B Preferred Stock reflected in the table above if they purchase any of the shares of Series B Preferred Stock.

The underwriters propose to offer the shares of Series B Preferred Stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and may offer the shares of Series B Preferred Stock to dealers at the public offering price less a concession not to exceed $6.00 per share. The underwriters may allow, and dealers may reallow a concession not to exceed $4.00 per share on sales to other dealers. After the initial offering of the shares of Series B Preferred Stock to the public, the representatives may change the public offering price and concessions. The offering of the Series B Preferred Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In connection with the offering, the Representatives, on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include over-allotment, syndicate covering transactions, and stabilizing transactions. Over-allotment involves syndicate sales of shares in excess of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Series B Preferred Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of shares made for the purpose of preventing or retarding a decline in the market price of the Series B Preferred Stock while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Representatives, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Series B Preferred Stock. They may also cause the price of the Series B Preferred Stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Underwriting Discount

The following table shows the per share and total underwriting discount to be paid to the underwriters.

Per Share	$10.00
Total	$7,500,000

We estimate that our total expenses for this offering will be $1,200,000.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and some of their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or of any of our affiliates or any person in privity with us or any of our affiliate) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any preferred stock or any of our other securities, including any backup undertaking of such preferred stock or other securities, in each case that are substantially similar to the Series B Preferred Stock or any securities convertible into or exchangeable for the preferred stock or such substantially similar securities of the Company (other than the Series B Preferred Stock) or publicly announce an intention to effect any such transaction for a period commencing on the date hereof and ending on the closing date.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Delayed Settlement

We expect that the delivery of the Series B Preferred Stock offered hereby will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date hereof. Under rules of the SEC, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series B Preferred Stock on the date hereof or the next two business days will be required, by virtue of the fact that the normal settlement date for that trade would occur prior to the closing date for the issuance of the Series B Preferred Stock, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisers with respect to these matters.

No Listing

The Series B Preferred Stock will not be listed on any securities exchange or included in any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Series B Preferred Stock, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given that any trading market for the Series B Preferred Stock will develop or as to the liquidity of any trading market for the Series B Preferred Stock that may develop.

Selling Restrictions

No action has been or will be taken by us that would permit a public offering of our Series B Preferred Stock, or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering or publicity material relating to such Series B Preferred Stock, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, our Series B Preferred Stock may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering or publicity material relating to the such Series B Preferred Stock may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Canada

The Series B Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series B Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Series B Preferred Stock may not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes:

(a) a retail investor means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”), and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series B Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe the Series B Preferred Stock.

United Kingdom

The Series B Preferred Stock may not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes:

(a) a retail investor means a person who is one (or more) of the following:

(i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended, (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii) not a qualified investor as defined in the Prospectus Regulation as it forms part of domestic law in the UK by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series B Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe the Series B Preferred Stock.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Series B Preferred Stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA with respect to anything done by any person in relation to the Series B Preferred Stock in, from or otherwise involving the UK must be complied with.

Switzerland

Neither this prospectus supplement nor any other offering or marketing material relating to the Series B Preferred Stock constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the Series B Preferred Stock may be publicly distributed or otherwise made publicly available in Switzerland.

People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

The Series B Preferred Stock is not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, or the “PRC” (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.

This prospectus supplement and the accompanying base prospectus (i) have not been filed with or approved by or registered with the PRC authorities and (ii) do not constitute an offer to sell, or the solicitation of an offer to buy, any Series B Preferred Stock in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.

The Series B Preferred Stock may not be offered, sold or delivered, or offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of that are likely to be accessed or read by, the public in the PRC, or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC.

Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those that may be required by the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.

Hong Kong

The Series B Preferred Stock may not be offered or sold in Hong Kong by means of any document, other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or that do not constitute an offer to the public within the meaning of the C(WUMP)O; and no advertisement, invitation or document relating to any Series B Preferred Stock may be issued or may be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere) that is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Series B Preferred Stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

The Series B Preferred Stock has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The Series B Preferred Stock may not be offered or sold, directly or indirectly in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale directly or indirectly in Japan or to, or for the account and benefit of any resident of Japan, except in each case (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and the accompanying base prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (as modified and amended from time to time, the “SFA”). Accordingly, this prospectus supplement and the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series B Preferred Stock may not be circulated or distributed, nor may the Series B Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, in each case, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Series B Preferred Stock is subscribed or purchased under Section 275 of the SFA by a relevant person that is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Series B Preferred Stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

SFA Product Classification— In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, we have determined, and hereby notify all persons (including all relevant persons as defined in Section 309A of the SFA), that the Series B Preferred Stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

South Korea

The Series B Preferred Stock has not been and will not be registered under the Financial Investment Services and Capital Markets Act and the decrees and regulations thereunder (collectively, the “FSCMA”). None of the Series B Preferred Stock may be offered, sold and delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to, or for the account or benefit of, any resident of South Korea except as otherwise permitted under the applicable laws and regulations of South Korea, including the FSCMA and the Foreign Exchange Transaction Law and the decrees and regulations thereunder (collectively, the “FETL”). Without prejudice to the foregoing, the number of the Series B Preferred Stock offered in Korea or to a resident in Korea shall be less than fifty and for a period of one year from the issue date of the Series B Preferred Stock, none of the Series B Preferred Stock may be divided resulting in an increased number of the Series B Preferred Stock. Furthermore, the Series B Preferred Stock may not be resold to South Korean residents unless the purchaser of the Series B Preferred Stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the Series B Preferred Stock.

Taiwan

The Series B Preferred Stock has not been and will not be registered with the Financial Supervisory Commission of Taiwan, pursuant to relevant securities laws and regulations and may not be offered, issued or sold in Taiwan through a public offering or in any manner that would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Series B Preferred Stock in Taiwan.

United Arab Emirates

In relation to the United Arab Emirates, the Series B Preferred Stock has not been, and is not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre or the Abu Dhabi Global Market) other than in compliance with the regulations of the Securities and Commodities Authority and the laws of the United Arab Emirates (including the Dubai International Financial Centre and the Abu Dhabi Global Market) governing the issue, offering and sale of securities.

Further, this prospectus supplement and the accompanying base prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre or the Abu Dhabi Global Market) and are not intended to be a public offer. This prospectus supplement and the accompanying base prospectus have not been approved by or filed with, and by receiving this prospectus supplement and the accompanying base prospectus the person or entity to whom this prospectus supplement and the accompanying base prospectus have been issued understands, acknowledges and agrees that this prospectus supplement and the accompanying base prospectus have not been approved by or filed with, the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority of the Abu Dhabi Global Market, the Dubai Financial Services Authority or any other relevant licensing authorities in the UAE.

LEGAL MATTERS

Michael A. Henry, our Assistant General Counsel, will pass upon the legality of the Series B Preferred Stock offered by this prospectus supplement for us. Certain other legal matters in connection with the offering will be passed upon by Munger, Tolles & Olson LLP. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Mr. Henry is a salaried employee of SCE and earns stock-based compensation based on Edison International’s common stock. Additionally, he may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, as well as additional information about us, are also available to the public through our website at www.edison.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement. Our filings are also available to the public through the SEC’s website at www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede the earlier information. This prospectus supplement incorporates by reference the documents listed below that we have previously filed or may file in the future with the SEC. These documents, which contain important information about Edison International, include the following:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed February 25, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31 , June 30, and September 30, 2021;

•

our Current Reports on Form  8-K filed on January  25, 2021, March  2, 2021, March  9, 2021, April  23, 2021, May  6, 2021, September  16, 2021 and October 28, 2021, other than the information furnished to the SEC under Item 7.01 of such Form 8-K; and

•

all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date hereof and the end of the offering described in this prospectus supplement are incorporated by reference herein, other than information furnished to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Edison International

2244 Walnut Grove Avenue

P.O. Box 976

Rosemead, California 91770

Attention: Corporate Governance

PROSPECTUS

EDISON INTERNATIONAL

Debt Securities

Preferred Stock

Common Stock

We may offer and sell an indeterminate amount of the securities listed above, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may also sell their shares of common stock, from time to time, if so identified and on terms described in the applicable prospectus supplement or pricing supplement.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement or supplements to this prospectus and any pricing supplement.The supplement or supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement for the specific offering before you invest in any of the securities.

A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, the principal amounts of securities to be purchased by them, and the compensation they will receive.Our common stock is listed on the New York Stock Exchange under the symbol “EIX”.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus and the risk factors included in the applicable prospectus supplement and in the documents incorporated by reference in this prospectus and in any accompanying supplement that we prepare or authorize.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 29, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is provided by Edison International which is sometimes referred to in this prospectus by the terms “we,” “us” and “our.” We refer to the our debt securities, common stock and preferred stock together as “securities.”

This prospectus is part of a “shelf” registration statement filed with the United States Securities and Exchange Commission. By using a shelf registration statement, we may sell the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, delete, update or change information contained in this prospectus. You should rely on the information in the applicable supplement if this prospectus and the supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and any applicable supplement, together with the additional information described under the heading “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying supplement and in any applicable free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement is accurate only as of the dates on their respective covers, or any earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying supplement and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us or the value of our securities, are described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference into this prospectus.

We urge you to read this entire prospectus, including any supplement and the information incorporated by reference, and carefully consider the risks, uncertainties and other factors that affect our business. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements are made based on information currently available to us and speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review future reports we file with the Securities and Exchange Commission.

EDISON INTERNATIONAL

Edison International is the parent holding company of Southern California Edison Company (“SCE”). SCE is an investor-owned public utility primarily engaged in the business of supplying and delivering electricity to an approximately 50,000 square mile area of southern California. Edison International also owns or holds interests in companies that are competitive businesses engaged in providing energy services to commercial and industrial customers. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we intend for the net proceeds of the offered securities to be used for general corporate purposes.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the terms and provisions of the debt securities we may offer and sell by this prospectus in one or more distinct offerings. This summary is not meant to be a complete description of each series of debt securities. This prospectus and any accompanying prospectus supplement will contain the particular terms and conditions for each series of debt securities. For more information about the debt securities, please refer to the indenture dated as of September 10, 2010 between Edison International and The Bank of New York Mellon Trust Company, N.A., as trustee, for the issuance of debt securities, which we refer to as the “indenture” in this prospectus.

We have filed a copy of the indenture as an exhibit to the registration statement that includes this prospectus. We refer to the trustee for the indenture as the “indenture trustee.” The indenture is governed by the Trust Indenture Act of 1939 and may be supplemented or amended from time to time.

The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the series modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified by all the provisions of the indenture, including definitions of terms used in the indenture. Therefore, you should read carefully the detailed provisions of the indenture, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

We may issue an unlimited amount of debt securities under the indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular debt securities will be specified in a supplemental indenture (including any pricing supplement) or in one or more officer’s certificates of Edison International pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms, among others, of the series of debt securities:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities of that series;

•	the date or dates on which principal will be payable or how to determine the dates;

•

the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

•

any obligation or option of Edison International to redeem, purchase or repay debt securities, or any option of the registered holder to require Edison International to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple of $1,000 in excess thereof);

•	any provision relating to deferral of interest payments;

•	whether the debt securities are subject to discharge or defeasance at our option;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

•	any other terms of the debt securities.

Ranking

The debt securities will be unsecured senior debt obligations of Edison International. The indebtedness represented by the debt securities will rank equally with all other unsecured and unsubordinated debt of Edison International.

Holding Company Structure

Edison International conducts its operations through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Edison International’s cash flow and its ability to meet its obligations under its debt securities are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Edison International. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Edison International debt securities or to make any funds available for payment of amounts due on these debt securities.

Because Edison International is a holding company, its obligations under the debt securities will be structurally subordinated to all existing and future liabilities and preferred equity of its subsidiaries. Therefore, the rights of Edison International’s creditors, including the rights of the holders of the debt securities issued by Edison International, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will depend on the rights of Edison International against the subsidiary. In that regard, Edison International’s equity interest in the subsidiary would be subject to the prior claims of the subsidiary’s creditors and preferred stockholders. To the extent that Edison International may itself be a creditor with recognized claims against any of its subsidiaries, Edison International’s claims would be subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary or any other indebtedness or other liabilities of the subsidiary that are senior to the claims held by Edison International.

Payment of Debt Securities—Interest

Unless indicated otherwise in an applicable prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

Unless otherwise specified in connection with a particular offering of debt securities:

•

if an interest payment date falls on a day that is not a Business Day, the payment due on such interest payment date will be postponed to the next succeeding Business Day and no further interest will accrue in respect of such postponement;

•

interest will be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that the amount of interest payable for any period shorter or longer than a full interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period using 30-day months; and

•	in this section, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business in Los Angeles, California.

If a date for payment of interest or principal on the debt securities falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

If we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

•

We will first propose to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

•

Alternatively, we can propose to the indenture trustee any other lawful manner of payment, provided that is not inconsistent with the requirements of any securities exchange on which the debt securities are listed for trading, if any. If the indenture trustee deems the proposal is practicable, payment will be made as proposed.

Payment of Debt Securities—Principal

Unless indicated otherwise in an applicable prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our initial paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent, may appoint one or more additional paying agents, and may act as our own paying agent.

If the stated maturity of the debt securities falls on a day that is not a Business Day, the payment due at stated maturity will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement.

Form; Transfers; Exchanges

Unless we indicate otherwise in an applicable prospectus supplement, the debt securities will be issued

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

Global Debt Securities

We may issue debt securities of any series in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, The Depositary Trust Company (“DTC”) or a depositary identified in the prospectus supplement relating to that series. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary, or by a nominee of that depositary to that depositary or another nominee of that depositary, or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. We will describe the specific terms of the depositary arrangement for a series of debt securities, and how that arrangement may affect the process for receiving payments on the debt securities, in the prospectus supplement relating to that series.

Exchange

You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities (other than debt securities represented by a global security) at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities (other than debt securities represented by a global security). We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers, if applicable.

In our discretion, we may change the place for registration of transfer of the debt securities (other than debt securities represented by a global security) and may remove and/or appoint one or more additional security registrars.

Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to mailing any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate otherwise in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice mailed between 30 and 60 days prior to the redemption date. Any prospectus supplement may provide that the notice of redemption of the debt securities may state that such redemption shall be conditional, in our discretion, on one or more conditions precedent, and that such conditional notice of redemption may be rescinded by us if we determine that any or all such conditions will not be satisfied by the redemption date, and that in such event, such redemption notice shall be of no further force or effect and we shall not be required to redeem the debt securities on the redemption date or otherwise. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to but excluding the redemption date once you surrender the debt security for redemption. If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, the redemption will not occur.

Events of Default

An “event of default” occurs with respect to debt securities of any series if:

(a)	we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

(b)	we do not pay principal or premium on any debt securities of the applicable series on the due date;

(c)	we do not pay any sinking fund installment on debt securities of the series within 60 days of the due date;

(d)

we remain in breach of a covenant (excluding covenants not applicable to the affected series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 33% of the principal amount of debt securities of the affected series;

(e)	we file for bankruptcy or other specified events in bankruptcy, insolvency, or reorganization occur; or

(f)	any other event of default specified in the applicable prospectus supplement occurs.

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If an event of default described in clauses (d) or (e) of “— Events of Default” above occurs and is continuing with respect to all series of debt securities, then either the indenture trustee or the registered holders of not less than 33% in principal amount of all outstanding debt securities may declare the principal amount of all outstanding debt securities to be due and payable immediately.

Rescission of Acceleration

After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series or all series of debt securities, as the case may be, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series or all series may rescind and annul the declaration and its consequences, if:

•	we pay or deposit with the indenture trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

•	interest on overdue interest to the extent lawful;

•	all amounts due to the indenture trustee under the indenture; and

•

all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

Subject to the indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee; or

•	exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

If an event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

•	the registered holders’ directions will not conflict with any law or the indenture; and

•	the registered holders’ directions may be declined to be followed by the indenture trustee where the indenture trustee determines such directions would involve it in personal liability.

The indenture trustee may also take any other action it deems proper which is consistent with the registered holders’ direction.

In addition, the indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless

•	that registered holder has previously given the indenture trustee written notice of a continuing event of default;

•	the registered holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all the affected series, considered as one class, or, in the case of an event of default described in clauses (a), (b) or (c) of “Events of Default,” above, that series, have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

•

for 60 days after receipt of the notice request and offer of such indemnity, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all the series, considered as one class, or, in the case of an event of default described in clauses (a), (b) or (c) of “Events of Default,” above, that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders, seek to obtain priority or preference over other registered holders or enforce any right under the indenture except as provided in the indenture and for the equal and ratable benefit of all registered holders.

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

The indenture trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act of 1939, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (d) under “Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence thereof.

The Trust Indenture Act of 1939 currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

We will furnish the indenture trustee with a statement each calendar year as to our compliance with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting as one class) may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security.

Compliance with some of the covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class.

Covenants

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described in the next paragraph, Edison International will preserve its corporate existence.

Edison International has agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the entity formed by the consolidation or into which Edison International is merged, or the entity which acquires or which leases the property and assets of Edison International substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of the covenants of Edison International under the indenture;

•

immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

•	we have given the indenture trustee an officers’ certificate and legal opinion that all conditions in the indenture relating to the transactions have been complied with.

Notwithstanding the foregoing, we may merge or consolidate with or transfer all or substantially all of its assets to an affiliate that has no significant assets or liabilities and was formed for the purpose of changing our jurisdiction of organization or our form of organization; provided that the successor assumes all of our obligations under the indenture.

No Financial Covenants

The indenture contains no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

Modification of Indenture

Without Registered Holder Consent

Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to Edison International;

•

to add one or more covenants of Edison International or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon Edison International;

•	to add any additional events of default for all or any series of debt securities;

•	to add to, change or eliminate any provision of the indenture that does not adversely affect the interests of the registered holders in any material respect;

•	to provide security for the debt securities of any series;

•	to add guarantors for the debt securities of any series;

•	to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities;

•

to cure any ambiguity, defect or inconsistency or to make any other changes, provided that any such action does not adversely affect the interests of the holders of the debt securities in any material respect;

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any series or tranche of debt securities may be listed or traded;

•	to qualify the indenture under the Trust Indenture Act of 1939 or to add to the indenture any provisions expressly required by the Trust Indenture Act of 1939; or

•

to conform the indenture or any debt securities to the relevant description in this prospectus, a prospectus supplement or other disclosure document, provided that such changes do not adversely affect the interests of the holders of the debt securities in any material respect.

If the Trust Indenture Act of 1939 is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act of 1939 to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, regardless of whether Edison International and the applicable indenture trustee enter into one or more supplemental indentures to effect or evidence the amendment as described above.

In our discretion, with notice to the indenture trustee, we may change any place or places where:

•	we may pay principal, premium and interest;

•	debt securities may be surrendered for transfer or exchange; or

•	notices and demands to or upon Edison International may be served.

With Registered Holder Consent

We and the indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

•

change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right provided for in the indenture to bring suit to enforce any payment;

•	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

•	modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche.

Miscellaneous

The indenture provides that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date.

Any money we provide to a paying agent for the payment of principal, premium or interest that remains unclaimed at the end of two years after the payment became due and payable will be repaid to us. Thereafter, the holder of debt securities entitled to such payment must look only to us for payment.

Defeasance and Covenant Defeasance

The indenture provides, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

•	discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance;” and

•	released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.”

One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

The indenture permits defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance generally should not be treated as a taxable exchange.

Resignation and Removal of the Indenture Trustee; Deemed Resignation

The indenture trustee may resign at any time by giving written notice to us.

The indenture trustee may also be removed with respect to any series of debt securities by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any such series.

No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the indenture.

Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned.

Governing Law

The indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following is a summary of the material terms of our common stock and preferred stock, which is based upon, and is qualified in its entirety by reference to, applicable law, our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”). This summary may not contain all the information that is important to you; you can obtain additional information regarding our Articles of Incorporation and Bylaws by referring to such documents, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

Under our Articles of Incorporation, we have authority to issue 800,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock. No other classes of capital stock are authorized under our Articles of Incorporation. As of June 30, 2021, there were 379,695,134 shares of common stock and 1,250,000 shares of preferred stock issued and outstanding. All shares of common stock and preferred stock will, when issued pursuant to this prospectus, be duly authorized, fully paid and nonassessable. We may issue our common stock and preferred stock from time to time upon such terms and for such consideration as may be determined by our board of directors. Such further issuances, up to the aggregate amounts authorized by our Articles of Incorporation, will not require approval by our shareholders. We may also issue common stock from time to time under dividend reinvestment and employee benefit plans.

Common Stock

Dividend Rights

Holders of our common stock, subject to any prior rights or preferences of any of our preferred stock then outstanding, have equal rights to receive dividends if and when declared by our board of directors out of funds legally available therefor.

Rights Upon Liquidation

In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive distributions pro rata out of assets that we can legally use to pay distributions, subject to the rights of the holders of any of our preferred stock then outstanding.

Voting Rights

Except as otherwise provided by law, holders of our common stock have voting rights on the basis of one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any class or series voting rights of holders of our preferred stock then outstanding. Our shareholders may not cumulate votes in elections of directors. As a result, the holders of our common stock (and, if issued, any preferred stock with the right to vote in the election of directors) entitled to exercise more than 50% of the voting rights in an election of directors can elect all of the directors to be elected.

Other Rights

Holders of our common stock have no preemptive rights to subscribe for additional shares of common stock or any of our other securities, nor do holders of our common stock have any redemption or conversion rights.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “EIX.”

Transfer Agent and Registrar

As of the date of this prospectus, the transfer agent and registrar for our common stock is Equiniti Trust Company.

Preferred Stock

In the event that we issue any series of preferred stock pursuant to this prospectus, we will describe the terms of such series of preferred stock in an applicable prospectus supplement.

Our board of directors is authorized, without the need for a vote or other action of our shareholders, to cause the issuance of shares of our preferred stock from time to time in one or more series and to determine the number of shares and designation of the preferred stock of any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon such series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, voting rights and other rights. Accordingly, our board of directors, without a vote or other action by our shareholders, could cause the issuance of preferred stock in one or more series and, with respect to each series, fix the number of shares constituting that series and establish the rights, preferences, privileges and restrictions of that series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, voting rights and other rights which may dilute or otherwise adversely affect the voting or other rights and the economic interests of holders of our common stock or one or more other series of our preferred stock, if any, then outstanding.

If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of us and could adversely affect the rights of holders of our common stock. Under some circumstances, control of us could shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval may also require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock.

We may or may not seek to list any particular series of preferred stock on a national securities exchange or to provide for it to be quoted on an inter-dealer quotation system. We will determine the transfer agent and registrar for any particular series of preferred stock when and if issued.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws

Certain provisions of our Articles of Incorporation and Bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions could also delay, deter or prevent a change of control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market prices of our common stock and any outstanding preferred stock, and may also limit the price that investors are willing to pay in the future for our common stock and any outstanding preferred stock. These provisions may also have the effect of preventing changes in our management. Our Articles of Incorporation and Bylaws include anti-takeover provisions that:

•	authorize our board of directors, without a vote or other action by our shareholders, to cause the issuance of preferred stock in one or more series, as noted above;

•

establish advance notice requirements and procedures for shareholders to submit nominations of candidates for election to our board of directors and to propose other business to be brought before a shareholders meeting;

•

provide that vacancies in our board of directors, except those existing as a result of the removal of a director, may be filled by a majority of the directors then in office or by the sole remaining director;

•

provide that no shareholder may cumulate votes in the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by our common shareholders;

•

require that any action to be taken by our shareholders must be taken either (1) at a duly called annual or special meeting of shareholders or (2) by not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and

•	require action by shareholders holding not less than 1/10th of the voting power of our capital stock in order for our shareholders to call a special meeting of shareholders.

Limitation on Liability of Directors; Indemnification of Directors and Officers

Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors, officers and agents under certain circumstances. Our Bylaws provide for mandatory indemnification of our directors and officers, subject to the limitations set forth therein. In addition, our Articles of Incorporation provide us with the power, by bylaw, agreement or otherwise, to indemnify our directors, officers and other agents to the fullest extent permissible under California law and, subject to certain limitations, in excess of the indemnification otherwise expressly permitted by Section 317 of the Corporations Code. We believe that this limitation of liability and these indemnification provisions are useful to attract and retain qualified directors and officers.

PLAN OF DISTRIBUTION

We may sell the securities registered pursuant to this prospectus in one or more of the following ways from time to time:

•	to or through underwriters, dealers or agents;

•	directly to agents or other purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	in forward contracts or similar arrangements;

•	through a combination of any of the foregoing methods; or

•	through any other method described in the applicable prospectus supplement.

We, directly or through agents or dealers, may sell, and any underwriters may resell, our securities in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale, including through transactions on the New York Stock Exchange or any other organized market where our securities may be sold; or

•	in negotiated transactions.

We will name any underwriter, dealer or agent involved in the offer and sale of securities in the applicable prospectus supplement. In addition, we will describe in the applicable prospectus supplement the public offering or purchase price and the proceeds we will receive from the sale of our securities, any compensation we will pay to underwriters, dealers or agents in connection with such offering of our securities, any discounts, concessions or commissions allowed or re-allowed by underwriters to participating dealers, and any exchanges on which our securities will be listed.

Dealers and agents participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses. We may also agree to contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. We may grant underwriters who participate in the distribution of the securities we are registering pursuant to this prospectus an option to purchase additional securities in connection with a subsequent distribution. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

To facilitate a securities offering, certain persons participating in the offering may engage in sales in excess of the offering size, short covering transactions and penalty bids or stabilizing transactions in accordance with Regulation M under the Exchange Act. These activities, which may raise or maintain the market price of the common stock or preferred stock above independent market levels or prevent or retard a decline in the market price of the common stock or preferred stock include:

•

sales in excess of the offering size that create a short position, which the persons participating in the offering may close out by exercising any option they receive to purchase additional shares of our common stock or preferred stock or by purchasing shares in the open market;

•	stabilizing transactions that permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum;

•	short covering positions involving purchases of securities in the open market after the distribution is completed to cover short positions; and

•

penalty bids permitting the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

The applicable prospectus supplement will describe any such activities. Should any of these activities be undertaken, they may be discontinued at any time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

The validity of the securities offered by this prospectus will be passed upon for Edison International by Michael A. Henry, its Assistant General Counsel, and for any underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

Mr. Henry is a salaried employee of Southern California Edison Company and earns stock-based compensation based on Edison International’s common stock. Additionally, he may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan and/or an Edison International Employee Stock Purchase Plan.

Cleary Gottlieb Steen & Hamilton LLP, New York, New York has from time to time provided, and may provide in the future, legal services to Edison International and its affiliates.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can access the documents we file electronically with the Securities and Exchange Commission from the website http://www.sec.gov.

You may also review reports, proxy statements and other information about Edison International at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on our web site at http://www.edison.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on Edison International’s web site or that can be accessed through its web site does not constitute part of this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You may obtain the full registration statement from the Securities and Exchange Commission or us, as indicated below. We filed the indenture and other documents establishing the terms of the offered securities as exhibits to the registration statement. Statements in this prospectus or any supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the Securities and Exchange Commission allow us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Edison International.

•	Our Annual Report on Form 10-K for the year ended December 31, 2020.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 , and June 30, 2021.

•	Our Current Reports on Form 8-K filed January 25 (Item 8.01 only), March 2, March 9, April 23, and May 6, 2021.

•

The description of our common stock included as Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on February 27, 2020, including any amendment or report filed for the purpose of updating this description.

•

All additional documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the end of the offering of the securities described in this prospectus. Those documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements mailed to our shareholders.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Edison International

2244 Walnut Grove Avenue

P.O. Box 976

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-4008

Edison International

$750,000,000

5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B

($1,000 Liquidation Preference)

PROSPECTUS SUPPLEMENT

November 4, 2021

Joint Book-Running Managers

Citigroup	Barclays	Credit Suisse	Mizuho Securities

BNY Mellon Capital Markets, LLC	SMBC Nikko	Truist Securities

Co-Managers

Cabrera Capital Markets LLC	CastleOak Securities, L.P.	C.L. King & Associates
Guzman & Company	Mischler Financial Group, Inc.	Tribal Capital Markets